Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Second Quarter Results of Operations.
Naperville, IL, August 11, 2009.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced results for the second quarter of 2009 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Six Months Ended June 30

	Second Quarter		First Six Months
	2009	2008	2009	2008
Net sales	$ 4,679,823	$ 8,047,012	$ 9,439,113	$16,461,338

Income (loss) before income taxes	(668,458)	(32,412)	(1,622,318)	11,251

Net income (loss)	(439,458)	(19,412)	(1,063,318)	8,251

Net income (loss) per share	(.45)	(.02)	(1.10)	.01

Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500